UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2023

JANONE INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-19621	41-1454591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102 Las Vegas, NV 89119
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 702-997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JAN	The NASDAQ Stock Market LLC (The NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2023, JanOne Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) for the sale by the Company in a registered direct offering (the “Offering”) of 361,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price per share of Common Stock of $1.17. The Offering closed on March 24, 2023.

The aggregate gross proceeds for the sale of the shares of Common Stock were approximately $422,000, before deducting the placement agent fees and related expenses. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 15-day period following the closing of the Offering and certain restrictions on issuing any shares of Common Stock or Common Stock Equivalents in a Variable Rate Transaction (as defined in the Purchase Agreement) for twelve (12) months following the closing of the Offering.

H.C. Wainwright & Co., LLC acted as the sole placement agent (the “Placement Agent”) for the Company on a “reasonable best efforts” basis in connection with the Offering. In connection with the closing of the Offering, the Placement Agent received an aggregate cash fee of 7.0% of the gross proceeds paid to the Company for the securities, a management fee of 1.0% of the gross proceeds raised in the Offering and reimbursement for accountable expenses incurred by it in connection with the Offering of $20,000. In addition, the Company granted warrants (the “Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 25,270 shares of the Company’s common stock. The Placement Agent Warrants have a per-share exercise price of $1.4625 and are exercisable through and including March 24, 2028.

The shares of Common Stock sold in the Offering were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-251645), which was initially filed with the Securities and Exchange Commission on December 23, 2020, and was declared effective on December 29, 2020. The Company will file a prospectus supplement with the SEC in connection with the sale of the Common Stock.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties, and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.98 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Section 8 – Other Events

Item 8.01 Other Events

On March 23, 2023, the Company issued a press release announcing the pricing of the Offering. On March 24, 2023, the Company issued a press release announcing the closing of the Offering. A copy of each of the press releases is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and each is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.98	Form of Securities Purchase Agreement dated March 22, 2023.
99.1	Press release dated March 23, 2023.
99.2	Press release dated March 24, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JanOne Inc.

By:	/s/ Tony Isaac
Name:	Tony Isaac
Title:	President and Chief Executive Officer

Dated: March 24, 2023